Exhibit 4.2

AMENDMENT NO. 1 TO THE PETROHAWK ENERGY CORPORATION

THIRD AMENDED AND RESTATED 2004 EMPLOYEE INCENTIVE PLAN

Article V of the Petrohawk Energy Corporation Third Amended and Restated 2004 Employee Incentive Plan (the “Plan”) is hereby deleted in its entirety and replaced with the following language:

“The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be covered by Stock Options and issued upon exercise of Stock Appreciation Rights granted under the Plan shall not exceed 12,550,000. In addition, the aggregate number of shares of Restricted Stock and Incentive Stock combined which may be issued under the Plan shall not exceed 3,668,000. Such shares may consist of authorized but unissued Shares, treasury shares of Common Stock, or previously issued Shares reacquired by the Company. Any of such Shares which remain unissued and which are not subject to outstanding Stock Options or Stock Appreciation Rights at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of Shares to meet the requirements of the Plan. Should any Stock Option or Stock Appreciation Right hereunder expire or terminate prior to its exercise in full, the Shares theretofore subject to such Stock Option or Stock Appreciation Right may again be subject to a Stock Option or Stock Appreciation Right granted under the Plan to the extent permitted under Rule 16b-3; provided, however, that for purposes Article II any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code . Upon the forfeiture of any Restricted Stock, the forfeited shares of Restricted Stock shall thereafter be available for award under the Plan. The aggregate number of Shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Section VIII hereof with respect to Shares subject to Stock Options and Stock Appreciation Rights then outstanding. Exercise of a Stock Option or Stock Appreciation Right in any manner shall result in a decrease in the number of Shares which may thereafter be available, both for purposes of the Plan and for grant to any one individual, by the number of Shares as to which the Stock Option is exercised and the number of Shares issued upon exercise of Stock Appreciation Right. Separate stock certificates may be issued by the Company for those Shares acquired pursuant to the exercise of any Stock Option which does not constitute an Incentive Stock Option.”

This Amendment No. 1 to the Plan is effective on July 18, 2007.